Filed pursuant to Rule 433

March 20, 2023

Relating to

Preliminary Prospectus Supplement dated March 20, 2023 to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583-05

Duke Energy Ohio, Inc.
$375,000,000 First Mortgage Bonds, 5.25% Series, Due April 1, 2033

$375,000,000 First Mortgage Bonds, 5.65% Series, Due April 1, 2053

Pricing Term Sheet

Issuer:	Duke Energy Ohio, Inc. (the “Issuer”)
Trade Date:	March 20, 2023
Settlement Date:	March 22, 2023 (T+2)
Expected Ratings (Moody’s/S&P)*:	A2 (Stable) / A (Stable)
Security Description:	First Mortgage Bonds, 5.25% Series due April 1, 2033 (the “2033 Bonds”)	First Mortgage Bonds, 5.65% Series due April 1, 2053 (the “2053 Bonds”)
Principal Amount:	$375,000,000	$375,000,000
Interest Payment Dates:	April 1 and October 1, beginning on October 1, 2023	April 1 and October 1, beginning on October 1, 2023
Maturity Date:	April 1, 2033	April 1, 2053
Benchmark Treasury:	3.500% due February 15, 2033	4.000% due November 15, 2052
Benchmark Treasury Yield:	3.507%	3.658%
Spread to Benchmark Treasury:	+175 basis points	+200 basis points
Yield to Maturity:	5.257%	5.658%
Coupon:	5.25%	5.65%
Price to Public:	99.944% per 2033 Bond, plus accrued interest, if any, from March 22, 2023	99.883% per 2053 Bond, plus accrued interest, if any, from March 22, 2023
Redemption Provisions:	Prior to January 1, 2033 (the date that is three months prior the maturity date of the 2033	Prior to October 1, 2052 (the date that is six months prior to the maturity date of the 2053

	Mortgage Bonds) (the “2033 Par Call Date”)), the Issuer may redeem the 2033 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Mortgage Bonds matured on the 2033 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2033 Mortgage Bonds + 30 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2033 Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2033 Par Call Date, redeemable at par.	Mortgage Bonds (the “2053 Par Call Date”)), the Issuer may redeem the 2053 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Mortgage Bonds matured on the 2053 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2053 Mortgage Bonds + 30 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2053 Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2053 Par Call Date, redeemable at par.
CUSIP / ISIN:	26442E AJ9 / US26442EAJ91	26442E AK6 / US26442EAK64
Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. PNC Capital Markets LLC Santander US Capital Markets LLC TD Securities (USA) LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	Loop Capital Markets LLC Siebert Williams Shank & Co., LLC Cabrera Capital Markets LLC CAVU Securities, LLC Penserra Securities LLC R. Seelaus & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, Citigroup Global Markets Inc. toll-free at (800) 831-9146, PNC Capital Markets LLC toll-free at (855) 881-0697, Santander US Capital Markets LLC toll-free at (855) 403-3636 or TD Securities (USA) LLC toll-free at (855) 495-9846.

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